Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, December 18, 2015 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.040088 per unit, payable on January 14, 2016, to unitholders of record on December 31, 2015. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter decreased to $0.040088 per unit from $0.050963 per unit last quarter. While there was an increase in oil production, royalties received in this quarter decreased as compared to the last quarter due to a decrease in the prices of both oil and natural gas and a decrease in production of natural gas.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank
Toll Free (855) 588-7839